UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A2

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  September 12, 2002

PROVIDENTIAL HOLDINGS, INC.

(Exact Name of Registrant as specified in its charter)

Nevada	2-78335-NY	13-3121128
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Item 2. Acquisition or Disposition of Assets

        On August 23, 2002, Providential Holdings (the "Company" or "PRVH") signed an agreement to acquire 100% of the common stock of ATC Technology Corporation (""ATC"), an Arizona corporation in exchange for a $250,000 promissory note, non-interest bearing, payable 270 days after closing, and $250,000 in a promissory note, non-interest bearing payable 18 months after closing.  Additionally, the Company agreed to issue 3,000,000 shares of restricted stock of the Company with an option of additional shares to be issued after 270 days if the stock price does not reach $0.30 and 1,000,000 share of restricted stock of the Company with an option of additional shares to be issued after one year if the stock price does not reach $0.30. (See Stock Purchase Agreement, Exhibit 1.1). The agreement called for the formal closing to occur on or before August 30, 2002, but no later than September 30, 2002.  The agreement, which was scheduled to close on September 12, 2002 as described in the Closing Memorandum (Exhibit 1.2), was initially postponed to November 1, 2002, and has now been postponed again, due to a delay in the acquisition of additional required financial information which was a pre-condition of the closing, until February 18, 2003..

        The board of directors of Providential determined the fair value of ATC based upon existing profit potential and upon the probably expansion of ATC's business that Providential would be able to create in the near term and continues to believe such will be the case when the financial information is finally obtained. No officer or director of Providential has any material relationship to any of the officers or directors of ATC.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a)         Financial Statements of Businesses Acquired.

The audit process for these financial statements has been delayed (as has the closing of the acquisition) and this information will, therefore, be provided on or before February 18, 2003.

(b)       Pro Forma Financial Information.

The audit process for the pro forma financial statements has been delayed and this information will, therefore, be provided on or before February 18, 2003.

(c)     Exhibits

        None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROVIDENTIAL HOLDINGS, INC.

/s/ Henry D. Fahman

Henry D. Fahman

President

Date: December 30, 2002